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                      February 22, 2024

       Marc Vandiepenbeeck
       Chief Financial Officer
       Johnson Controls International plc
       One Albert Quay
       Cork, Ireland T12 X8N6

                                                        Re: Johnson Controls
International plc
                                                            Form 10-K for the
Fiscal Year Ended September 30, 2023
                                                            File No. 001-13836

       Dear Marc Vandiepenbeeck:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              John Donofrio